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                                                                    EXHIBIT 11.1
                           MULTICOM PUBLISHING, INC.

                       COMPUTATION OF NET LOSS PER COMMON
                          AND COMMON EQUIVALENT SHARES


                                                                          YEAR ENDED            YEAR ENDED
                                                                        JUNE 30, 1995         JUNE 30, 1996
                                                                        -------------         -------------
         Net loss                                                       $ (3,261,854)         $ 14,090,853)

         Applicable common shares:
              Average outstanding during the period                        3,460,415             3,409,434
              Average mandatorily redeemable stock outstanding
                 during the period                                           825,000               825,000
              Outstanding stock options(1)                                   640,077               683,051
                                                                        ------------          ------------
         Weighted average number of common shares                          4,925,492             4,917,485
                                                                        ============          ============
         Net loss per common share                                      $       (.66)         $       (.83)
                                                                        ============          ============



         (1) Based on the treasury stock method.